Exhibit 4.1

EXECUTION COPY

LCE ACQUISITION CORPORATION

to be merged with and into

LOEWS CINEPLEX ENTERTAINMENT CORPORATION,

as the Issuer

the Guarantors named herein

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of July 30, 2004

9% Senior Subordinated Notes due 2014

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08; 7.10
(b)	7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06; 12.02
(d)	7.06
314(a)	4.06; 4.17
(b)	N.A.
(c)(1)	7.02; 12.04; 12.05
(c)(2)	7.02; 12.04; 12.05
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	6.05; 7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07
(c)	9.05
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(c)	12.01

N.A. means Not Applicable

Note:    This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A	-	Form of Initial Note	A-1
Exhibit B	-	Form of Legend for Rule 144A Notes and Other Notes That Are Restricted Notes	B-1
Exhibit C	-	Form of Legend for Regulation S Note	C-1
Exhibit D	-	Form of Legend for Global Note	D-1
Exhibit E	-	Form of Non-Distribution Letter for Institutional Accredited Investors	E-1
Exhibit F	-	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S	F-1
Exhibit G	-	Form of Indenture Supplement to add Notes Guarantor	G-1
Exhibit H	-	Guarantors	H-1

Note:	This Table of Contents shall not, for any purpose, be deemed to be a part of this Indenture.

-v-

INDENTURE dated as of July 30, 2004 between LCE Acquisition Corporation, a Delaware corporation which will be merged with and into Loews Cineplex Entertainment Corporation, a Delaware corporation, with Loews Cineplex Entertainment Corporation continuing as the surviving corporation (the “Issuer”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party hereto covenants and agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all Holders of (i) the Issuer’s 9% Senior Subordinated Notes, Series A, due 2014, issued on the date hereof and the guarantees thereof by certain of the Issuer’s Subsidiaries (the “Initial Notes”), (ii) if and when issued in accordance with the terms of this Indenture, an unlimited principal amount of additional 9% Senior Subordinated Notes, Series A, due 2014 in a non-registered offering or 9% Senior Subordinated Notes, Series B, due 2014 in a registered offering of the Issuer, and the guarantees thereof by certain of the Issuer’s Subsidiaries that may be offered from time to time subsequent to the Issue Date (the “Additional Notes”) and (iii) if and when issued in accordance with the terms of this Indenture, the Issuer’s 9% Senior Subordinated Notes, Series B, due 2014 and the guarantees thereof by certain of the Issuer’s Subsidiaries that may be issued from time to time in exchange for Initial Notes or any Additional Notes in an offer registered under the Securities Act as provided in a Registration Rights Agreement (as hereinafter defined, the “Exchange Notes,” and together with the Initial Notes and Additional Notes, the “Notes”).

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

Set forth below are certain defined terms used in this Indenture.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(3) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.11 or Permitted Investment or the granting of a Lien permitted by Section 4.12;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof; and

(10) the issuance or sale of director’s qualifying shares and shares issued to foreign nationals under applicable law.

“Attributable EBITDA” means, for any period, the sum, without duplication, of (a) EBITDA of the Issuer (other than EBITDA attributable to the Specified 50/50 JVs) for such period, (b) the Issuer’s equity percentage of the EBITDA of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the EBITDA of Magic Johnson Theatres for such period.

“Attributable EBITDAR” means, for any period, the sum, without duplication, of (a) EBITDAR of the Issuer (other than EBITDAR attributable to the Specified 50/50 JVs) for such period, (b) the Issuer’s equity percentage of the EBITDAR of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the EBITDAR of Magic Johnson Theatres for such period.

“Attributable Fixed Charge Coverage Ratio” means, with respect to the Issuer for any period consisting of the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Attributable EBITDA for such period to Attributable Fixed Charges for such period. In the event that the Issuer, any Restricted Subsidiary or any Specified 50/50 JV incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Attributable Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Attributable Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Attributable Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period and as if the Issuer, such Restricted Subsidiary or such Specified 50/50 JV had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

For purposes of making the computation referred to above, without duplication, the opening of newly constructed theaters that have been operated for at least six months by the Issuer, any Restricted Subsidiary or any Specified 50/50 JV, Investments, acquisitions, dispositions (including disposition of theaters), mergers or consolidations (as determined in accordance with GAAP) that have been made by the Issuer, any Restricted Subsidiary or any Specified 50/50 JV during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such theater openings, Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Attributable Fixed Charge obligations and the change in Attributable EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer, any Restricted Subsidiary or any Specified 50/50 JV since the beginning of such period) shall have opened a newly constructed theater that has been operated for at least six months, or made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Attributable Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such theater opening, Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a theater opening, Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) with respect to any transactions other than the Transactions (and the related restructuring initiatives), for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and, in each case including, but not limited to, reduction in personnel expenses, the execution or termination of any contracts, reduction of costs related to administrative functions, reduction of costs related to leased or owned properties, the termination of any personnel or the closing (or approval by the Board of Directors of the Issuer, such Restricted Subsidiary or such Specified 50/50 JV, as the case may be, of any closing) of any facility, as applicable; provided that, in that case, such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution, (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors of the Issuer and (iv) that any related incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Attributable Fixed Charges” means, for any period, the sum, without duplication of (a) Fixed Charges of the Issuer for such period, (b) the Issuer’s equity percentage of the Fixed Charges of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the Fixed Charges of Magic Johnson Theatres for such period.

“Attributable Indebtedness” means, as of any date in any period, the sum of, without duplication, (a) Indebtedness of the Issuer and its Restricted Subsidiaries (net of any cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries that are Domestic Subsidiaries or that are organized under the laws of Mexico held in the United States or Mexico, respectively) as of such date, (b) the Issuer’s equity percentage of Indebtedness of the Specified 50/50 JVs (other than Magic Johnson Theatres) as of such date, (c) 100% of Indebtedness of Magic Johnson Theatres (net of any cash and Cash Equivalents of Magic Johnson Theatres) as of such date and (d) the product obtained by multiplying (i) Consolidated Attributable Lease Expense for such period by (ii) 8; provided that, in determining the amount of Attributable Indebtedness of the Issuer and its Restricted

Subsidiaries for purposes of this definition, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries consisting of revolving credit loans under the Revolving Facility or any other revolving credit facility as of any date shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter ending during the four fiscal quarters most recently ended on or prior to such date, divided by four (4) (with the amount thereof as of June 30, 2004 deemed to be $0 for purposes of such calculation). Notwithstanding anything set forth above in this definition, Indebtedness of the Issuer or its Restricted Subsidiaries shall not be netted against any amount in cash equal to the difference between (x) the aggregate amount of Specified Foreign Asset Sale Proceeds and (y) any amount of Restricted Payments previously made pursuant to clause (16) of Section 4.11(b); provided, however, that the amount of Specified Foreign Asset Sale Proceeds will, in whole or in part, be so netted if the Chief Financial Officer of the Issuer delivers to the Trustee a certificate certifying that such proceeds will be used to permanently repay or retire Indebtedness of the Issuer or any of its Restricted Subsidiaries within 10 days of the date on which the applicable Qualified Foreign Asset Sale has been consummated. Upon delivery of such certificate, the amount of Specified Foreign Asset Sale Proceeds will be reduced by the amount thereof used or to be used to repay or retire such Indebtedness.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors (or a duly authorized committee thereof) of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent holding company of the Issuer; or

(3) (A) prior to the first public offering of common stock of either Holdco or the Issuer, the first day on which the Board of Directors of Holdco or the Issuer shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Holdco or the Issuer on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of Holdco or the Issuer, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either Holdco or the Issuer, (i) if such public offering is of Holdco common stock, the first day on which a majority of the members of the Board of Directors of Holdco are not Continuing Directors or (ii) if such public offering is of the Issuer’s common stock, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the Securities and Exchange Commission.

“Consolidated Attributable Lease Expense” means, for any period, the sum of, without duplication, (a) the Consolidated Lease Expense of the Issuer for such period, (b) the Issuer’s equity percentage of the Consolidated Lease Expense of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the Consolidated Lease Expense of Magic Johnson Theatres for such period.

“Consolidated Attributable Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Attributable Indebtedness on the last day of such period to (b) Attributable EBITDAR for such period. Consolidated Attributable Leverage Ratio shall be calculated after giving effect to pro forma adjustments comparable to the pro forma adjustments set forth in the definition of “Attributable Fixed Charge Coverage Ratio.”

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense including the amortization of deferred financing fees and other non-cash charges

(excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting)), the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees relating to the Specified Financing and any losses resulting from the mark-to-market accounting of interest rate Hedging Obligations to the extent such losses are accounted for as interest expense) the interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Issuer or any Restricted Subsidiary and commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period.

“Consolidated Lease Expense” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of fixed and contingent rentals payable in cash by such Person for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP (but excluding taxes, common area maintenance and similar amounts in the case of gross leases and excess accruals (or reversals thereof) of straight-line rent expense amounts); provided that payments in respect of Capitalized Lease Obligations shall not constitute Consolidated Lease Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or non-recurring gains, losses or expenses (including, without limitation, expenses related to the Transactions, severance, relocation, facilities consolidation, signing or retention bonuses and other restructuring costs) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) as well as any current period impact of new accounting pronouncements including those related to purchase accounting;

(3) any net after-tax gains or losses attributable to asset or lease dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income shall be (A) increased by the amount of (i) dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof during such period (subject, in the case of distributions or payments made to a Restricted Subsidiary, to the limitations contained in clause (5) below) and (ii) Net Income of Magic Johnson Theatres to the extent such Net Income is not otherwise included in the Consolidated Net Income of the Issuer (such amount not to exceed $2.0 million in any such period) and (B) decreased by the amount of any equity of the Issuer in a net loss of any such Person for such period to the extent the Issuer has funded such net loss;

(5) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) during such period, to the extent not already included therein; provided, however, that to the extent that any Net Income of a Foreign Subsidiary for such period would be excluded as a result of this clause (5) solely as a result of any encumbrance of the type permitted by clauses (1) to (7), (9)(ii) or (12) (with respect to agreements referred to in clauses (1) to (7) and (9)(ii)) of Section 4.15(b) and the Issuer shall have delivered to the Trustee on the date of the event requiring a calculation of Consolidated Net Income a certificate of the Chief Financial Officer of the Issuer certifying that, in the good faith judgment of such officer, such encumbrances do not impair the Issuer’s ability to make payments on the Notes, such net income shall be included in such Consolidated Net Income;

(6) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, reasonable cash compensation charges related to any stock appreciation rights or similar phantom stock rights program and reasonable customary cash charges resulting from purchase accounting to the extent such charges represent sales bonuses to management shall be excluded;

(7) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

(8) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded;

(9) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded;

(10) inventory purchase accounting adjustments and amortization, impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any other transaction shall be excluded; and

(11) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any other acquisition shall be included for the fiscal periods that such revenue would otherwise have been recognized.

Notwithstanding the foregoing, for the purpose of Section 4.11 only (other than clause (3)(D) of subsection (a) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.11(a).

“Consolidated Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries and, in the case of the Issuer, 100% of the total assets of Magic Johnson Theatres determined in accordance with GAAP, as shown on its most recent internal balance sheet that is available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 100 Wall Street, Suite 1600, New York, NY 10005, Attention: Corporate Trust Administration, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.

“Credit Agreement” means that certain credit agreement, dated as of the Issue Date, among LCE Holdco LLC, the Issuer, Grupo Cinemex, Cadena Mexicana de Exhibición, S.A. de C.V., the lenders party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, as Mexican Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Bank of America, N.A., Deutsche Bank AG Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Documentation Agents, including any related notes, guarantees, collateral documents, mortgages, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” shall mean The Depositary Trust Company, New York, New York or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.11(a).

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary) in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) if such Capital Stock is issued to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale if the terms of such

Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Issuer with Section 4.09 and Section 4.13 and such repurchase or redemption complies with Section 4.11.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“Domestic Subsidiary” means any Subsidiary of the Issuer that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits, plus franchise or similar taxes of such Person and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) all other non-cash charges of such Person and its Restricted Subsidiaries to the extent such non-cash charges were deducted in computing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, other than for straight-line rent accruals determined in accordance with GAAP to the extent such accruals exceed any rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries (other than accruals of revenue or recognition of deferred revenue items or reversal of reserves with respect to reserves that are not included in EBITDA in the ordinary course of business), plus

(7) the amount of management, monitoring, consulting and advisory fees and related expenses and Termination Fees paid to the Sponsors and any of their Affiliates (other than portfolio companies) (or any accruals relating to such fees and related expenses) pursuant to the Management Agreement, plus

(8) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders (this determination to be made without giving effect to any restrictions permitted by clauses (1) to (7), (9)(ii) or (12) (with respect to agreements referred to in clauses (1) to (7) and (9)(ii)) of Section 4.15(b)).

“EBITDAR” means with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (a) EBITDA of such Person and its Restricted Subsidiaries for such period and (b) without duplication, Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parents (excluding Disqualified

Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent of the Issuer registered on Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution and (iii) an issuance to any Subsidiary.

“Exchange Offer Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.11(a).

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to the Issuer’s Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Specified 50/50 JVs” means each of (a) Megabox Cineplex and (b) Yelmo Cineplex; provided that if the Issuer shall cease to own at least 50% of the Equity Interests in either such joint venture, such joint venture shall cease to continue as a Foreign Specified 50/50 JV.

“Foreign Subsidiary” means any Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of this Indenture. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Grupo Cinemex” means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its Subsidiaries.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of Section 4.10;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco” means LCE Holdco LLC and any other direct or indirect parent holding company of the Issuer organized at the direction of a Permitted Holder (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders), in each case so long as such Person is a direct or indirect parent of the Issuer.

“Holder” or “Noteholder” means the registered holder of any Note.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (B) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” and (C) obligations to pay any amount due under any Specified Lease shall be deemed not to constitute Indebtedness.

“Indenture” means this Indenture, as amended, restated or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse First Boston LLC, Citigroup Global Capital Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. and such other initial purchasers party to the Purchase Agreement entered into in connection with the offer and sale of the Notes.

“Interest” means, with respect to the Notes, interest and any Additional Interest on the Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.11(d) and such Investment in the Equity Interest of such former Subsidiary shall not be considered an Investment in existence on the Issue Date. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.11, (i) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Issue Date” means July 30, 2004.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Magic Johnson Theatres” means Magic Johnson Theatres, a California partnership.

“Management Agreement” means the Management Agreement by and among LCE Acquisition Corporation, Holdco, LCE Intermediate Holdings, Inc., LCE Holdings, Inc., the Issuer and the Sponsors as in effect on the Issue Date and any amendment thereto (so long as such amendment is not as a whole less favorable to the Holders of the Notes in any respect than the original agreement as in effect on the Issue Date).

“Maturity Date” means August 1, 2014.

“Megabox Cineplex” means Megabox Cineplex, Inc., a South Korean joint venture 50% of the Equity Interests in which are indirectly owned by the Issuer on the Issue Date.

“Mexican Credit Agreement” means that certain credit agreement, dated as of December 26, 2002, among Cadena Mexicana de Exhibición, S.A. de C.V., as Borrower, Grupo Cinemex, S.A. de C.V. and the Subsidiaries listed therein, as Guarantors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as

Syndication Agent, Documentation Agent, Collateral Agent, Co-Bookrunner and Co-Lead Arranger, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, and the Banks listed therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds (other than Specified Foreign Asset Sale Proceeds) received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, in each case net of, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Issuer dated July 22, 2004 relating to the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel (which may be subject to customary exceptions) who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, a Guarantor or the Trustee.

“Permitted Asset Swap” means any transfer of property or assets by the Issuer or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash and Investments) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by the Issuer or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Issuer or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the Issuer is (x) less than $30.0 million, such determination shall be made in good faith by the Board of Directors of the Issuer and (y) greater than or equal to $30.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means any line of business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Issuer as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holders” means each of Bain Capital Holdings (Loews) I, L.P. (and its members), Bain Capital AIV (Loews) II, L.P. (and its members), TC Group, L.L.C., Carlyle Partners III Loews, L.P., CP II Coinvestment, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P., and their respective Affiliates, but not including, however, any portfolio companies of any of the Permitted Holders.

“Permitted Investments” means

(1) any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.13 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(6) loans and advances to employees made in the ordinary course of business; provided that loans that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt” in Section 4.10(b);

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, and loans and advances to officers, directors and employees in connection with the Transactions in an aggregate amount not to exceed $5.0 million;

(10) Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (10) and outstanding on the date such Investment is made, do not exceed the greater of (x) $55.0 million and (y) 3.25% of Consolidated Total Assets of the Issuer;

(11) Investments the payment for which consists of Equity Interests of the Issuer or any of its direct or indirect parents (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under Section 4.10 and performance guarantees in the ordinary course of business; and

(13) Investments by the Issuer or a Restricted Subsidiary in joint ventures engaged in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (x) $30.0 million (y) 1.75% of Consolidated Total Assets of the Issuer (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer or any direct or indirect parent of the Issuer issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of the Issuer issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under this Indenture;

provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(4) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.10;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of the Issuer or any Restricted Subsidiary;

(9) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (17)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Issuer or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(17) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $15.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(21) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(22) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depositary institution; and

(23) Liens with respect to the assets of a non-guarantor Restricted Subsidiary securing Indebtedness of such non-guarantor Restricted Subsidiary incurred in accordance with Section 4.10.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Agreement” means the Purchase Agreement dated as of June 18, 2004, among LCE Holdings, Inc., the Issuer and the other Persons identified therein, as amended prior to the Issue Date.

“Qualified Foreign Asset Sale” means an Asset Sale (in one or more related transactions) involving the sale of all or substantially all of the assets, or all or substantially all of the Equity Interests held by the Issuer or any of its Restricted Subsidiaries, of (a) Grupo Cinemex, any successor entity thereof, or any of their respective direct or indirect parents or (b) any of the Foreign Specified 50/50 JVs or any successor entity thereof, whether by merger, consolidation or otherwise, in which all of the following conditions are met:

(1) prior to the consummation of such Asset Sale, the Notes are not rated below the rating given to such Notes by each of the Rating Agencies as of the Issue Date;

(2) the Issuer shall, within 20 days of the consummation of such Asset Sale, inform each of the Rating Agencies of the Asset Sale and the potential application of a portion of the proceeds thereof to make Restricted Payments and the amount by which the Issuer’s ability to make Restricted Payments has been enhanced as a result of such Asset Sale, and neither Rating Agency shall have issued a downgrade, withdrawal or qualification of the rating given to the Notes as in effect immediately prior to the consummation of such Asset Sale by such Rating Agency within 45 days from the date on which such Rating Agency has been so informed by the Issuer;

(3) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds thereof to repay outstanding Indebtedness of the Issuer, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale and the change in Attributable EBITDA following such Asset Sale, the Issuer’s Consolidated Attributable Leverage Ratio as of the date such Asset Sale is consummated would not be higher than its Consolidated Attributable Leverage Ratio on the date immediately prior to the consummation of such Asset Sale;

(4) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds of such Asset Sale to repay outstanding Indebtedness of the Issuer, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale and the change in Attributable EBITDA following such Asset Sale, the Issuer’s Consolidated Attributable Leverage Ratio as of the date such Asset Sale is consummated would not be higher than its Consolidated Attributable Leverage Ratio on the Issue Date;

(5) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds to repay outstanding Indebtedness of the Issuer, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a); and

(6) as of the date such Asset Sale is consummated, no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

For purposes of this definition, reference to Grupo Cinemex’s or its successor entity’s direct or indirect parents will only include any direct or indirect parent company of Grupo Cinemex or such successor entity whose only significant asset is its direct or indirect equity ownership of Grupo Cinemex or such successor entity.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $20.0 million, the fair market value shall be determined by an Independent Financial Advisor.

“Rating Agencies” means (i) S&P and Moody’s or (ii) if S&P or Moody’s or both of them shall not make ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Issuer, which will be substituted for S&P or Moody’s or both, as the case may be.

“Record Date” means the applicable Record Date specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registered Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means (a) the Registration Rights Agreement dated as of July 30, 2004, among the Issuer, the Guarantors and the Initial Purchasers relating to the Notes and (b) any other similar Registration Rights Agreement relating to Additional Notes.

“Regulation S” means Regulation S under the Securities Act.

“Representative” means the trustee, agent or representative (if any) for an issue of Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Revolving Credit Facility” means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement, including any refinancing, extension, renewal, refund, repayment, redemption, defeasance, retirement or issuance of other Indebtedness in exchange or replacement thereof, in whole or in part.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its rating business.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Issuer under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Issuer to a Subsidiary of the Issuer;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Issuer or any Subsidiary of the Issuer (including, without limitation, amounts owed for compensation), other than guarantees under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by the Issuer;

(6) that portion of any Indebtedness incurred in violation of Section 4.10;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and this offering of the Notes.

“Specified 50/50 JVs” means each of (a) Megabox Cineplex, (b) Yelmo Cineplex, (c) Magic Johnson Theatres, (d) Universal Cineplex Odeon Joint Venture, (e) Citywalk Big Screen Theatres Joint Venture, (f) Allied Crescent Advertising Company and (g) Loews Kaplan Cinema Associates Partnership; provided that if the Issuer shall cease to own at least 50% of the Equity Interests in any such joint venture, such joint venture shall cease to constitute a Specified 50/50 JV.

“Specified Foreign Asset Sale Proceeds” means an amount equal to the Specified Percentage of the net cash proceeds from the sale (in one or more related transactions) of assets of, or Equity Interests held by the Issuer or any of its Restricted Subsidiaries in, Grupo Cinemex any successor entity thereof, or any of their respective direct or indirect parent holding companies or any Foreign Specified 50/50 JV or any successor entity thereof, whether by merger, consolidation or otherwise, pursuant to a Qualified Foreign Asset Sale that remain after the application of any such proceeds as follows:

First, to permanently repay (including as a result of the assumption of debt by the acquirer in a Qualified Foreign Asset Sale) Indebtedness of the entity that is the subject of the Specified Foreign Asset Sale substantially concurrently with such sale,

Second, to return to the Issuer and its Restricted Subsidiaries an amount equal to the fair market value (at the time when made) of any net Investments made in Grupo Cinemex, any successor entity thereof or any of their respective direct or indirect parent holding companies, or any Foreign Specified 50/50 JV or any successor entity thereof, as applicable, by the Issuer or any Restricted Subsidiary following the Issue Date, and

Third, to permanently repay Indebtedness of the Issuer or any Restricted Subsidiary (other than Grupo Cinemex, any successor entity thereof, or any of their respective direct or indirect parent holding companies) substantially concurrently with the Qualified Foreign Asset Sale; provided, however, that such repayment shall only be effected if the sum of the amounts applied pursuant to the first and second items above are not sufficient to satisfy the conditions set forth in the definition of “Qualified Foreign Asset Sale” and then only to the extent required to satisfy such conditions.

Notwithstanding the foregoing, the Chief Financial Officer of the Issuer may deliver to the Trustee a certificate certifying that the Issuer has elected not to treat such net cash proceeds as Specified Foreign Asset Sale Proceeds and has not made any Restricted Payments permitted by clause (16) of Section 4.11(b) with respect to such net cash proceeds. Immediately following the delivery of such certificate, the net cash proceeds from such Qualified Foreign Asset Sale will be deemed not to constitute Specified Foreign Asset Sale Proceeds and will be applied as provided for under Section 4.13.

For purposes of this definition, reference to Grupo Cinemex’s or its successor entity’s direct or indirect parent holding companies will only include any direct or indirect parent holding company of Grupo Cinemex or such successor entity whose only significant asset is its direct or indirect equity ownership of Grupo Cinemex or such successor entity.

“Specified Leases” means (i) the Lease Agreement dated March 26, 2003 (as the same may be amended) between Capital Centre LLC, as landlord, and Farmers Cinemas, Inc., as tenant, with respect to a portion of the Boulevard at Capital Centre, Largo, Maryland; (ii) the Lease Agreement between Westland Garden State Plaza Limited Partnership, as landlord, and Loews Garden State Cinemas, LLC, as tenant (undated lease presently being held in escrow) with respect to a portion of the Garden State Plaza in Paramus, New Jersey; and (iii) proposed Lease Agreement between Starwood Ceruzzi CE LLC, as landlord, and Lewisville Cinemas, LLC, as tenant, with respect to a portion of Aviation Plaza in Linden, New Jersey.

“Specified Percentage” means 50% if the Consolidated Attributable Leverage Ratio is more than 5.5:1.0, 75% if the Consolidated Attributable Leverage Ratio is 5.5:1.0 or less but more than 4.75:1.0, and 100% if the Consolidated Attributable Leverage Ratio is 4.75:1.0 or less.

“Sponsors” means Bain Capital Partners, LLC, TC Group, L.L.C. (an Affiliate of The Carlyle Group) and Applegate and Collatos, Inc. (an Affiliate of Spectrum Equity Investors) and their respective Affiliates, but not including, however, any portfolio company of any of the Sponsors.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement dated as of July 30, 2004 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., the Issuer, the Permitted Holders and the other stockholders party thereto.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Notwithstanding that it may be accounted for on a consolidated basis in accordance with GAAP, Magic Johnson Theatres shall not be deemed to be a Subsidiary of the Issuer unless following the Issue Date the Issuer acquires more than 50% of the Equity Interests of Magic Johnson Theatres, which at such time Magic Johnson Theatres shall become a Subsidiary of the Issuer; provided that Magic Johnson Theatres shall not be deemed a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary.

“Termination Fees” means the one-time payment under the Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates (other than portfolio companies) in the event of either a Change of Control or the completion of a registered initial public offering of the common stock of the Issuer.

“Term Loan Facility” means the term loan facility (including the delayed draw term loan facility) contained in the Credit Agreement and any other facility or financing arrangement, including any refinancing, extension, renewal, refund, repayment, redemption, defeasance, retirement or issuance of other Indebtedness in exchange or replacement thereof, in whole or in part.

“Transactions” means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement and (iii) the offering of the Notes.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with Section 4.11 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (1) the Issuer could incur $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a), or (2) the Attributable Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as provided under Section 4.10, whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Yelmo Cineplex” means Yelmo Cineplex S.L., a Spanish joint venture 50% of the Equity Interests in which are indirectly owned by the Issuer on the Issue Date.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02

“Additional Restricted Notes”	2.01

“Additional Notes”	Preamble

“Affiliate Transaction”	4.14

“Agent Members”	2.01

“Alternate Offer”	4.09

“Asset Sale Offer”	4.13

“Asset Sale Offer Amount”	4.13

“Asset Sale Payment”	4.13

“Asset Sale Payment Date”	4.13

“Authenticating Agent”	2.02

“Change of Control Offer”	4.09

“Change of Control Payment”	4.09

“Change of Control Payment Date”	4.09

“Covenant Defeasance”	8.02

“Definitive Note”	2.01

“DTC”	2.01

“Event of Default”	6.01

“Excess Proceeds”	4.13

“Exchange Global Note”	2.01

Term	Defined in Section
“Exchange Notes”	Preamble

“Global Notes”	2.01

“Guarantee Obligations”	11.01

“IAI”	2.01

“incur”	4.10

“Initial Notes”	Preamble

“Institutional Accredited Investor Global Note”	2.01

“Institutional Accredited Investor Notes”	2.01

“Issue Order”	2.02

“Legal Defeasance”	8.02

“Non-payment Default”	10.02

“Notes”	Preamble

“Paying Agent”	2.03

“Payment Blockage Notice”	10.02

“Payment Blockage Period”	10.02

“Payment Default”	10.02

“Permanent Regulation S Global Note”	2.01

“Permitted Debt”	4.10

“Private Placement Legend”	2.01

“Refinancing Indebtedness”	4.10

“Refunding Capital Stock”	4.11

“Registrar”	2.03

“Regulation S Global Note”	2.01

“Regulation S Legend”	2.01

“Regulation S Notes”	2.01

“Resale Restriction Termination Date”	2.06

“Restricted Payments”	4.11

Term	Defined in Section
“Restricted Period”	2.01

“Restricted Notes”	2.01

“Retired Capital Stock”	4.11

“Rule 144A Global Note”	2.01

“Rule 144A Notes”	2.01

“Successor Company”	5.01

“Successor Guarantor”	11.05

“Temporary Regulation S Global Note”	2.01

SECTION 1.03. Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder or a Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by the TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) words used herein implying any gender shall apply to both genders;

(6) provisions apply to successive events and transactions;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(9) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(10) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(11) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(12) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(13) “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts; and

(14) whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof.

ARTICLE TWO

THE NOTES

SECTION 2.01. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $315,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture and subject to Section 4.10, Additional Notes and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.06, 2.07, 2.10 or 9.06 or in connection with a Change of Control Offer pursuant to Section 4.09 or an Asset Sale Offer pursuant to Section 4.13.

The Initial Notes shall be known and designated as “9% Senior Subordinated Notes, Series A, due 2014” of the Issuer. Additional Notes issued as securities bearing one of the restrictive legends described in Section 2.01(d) (“Restricted Notes”) shall be known and designated as “9% Senior Subordinated Notes, Series A, due 2014” of the Issuer. Additional Notes issued other than as Restricted Notes shall be known and designated as “9% Senior Subordinated Notes, Series B, due 2014” of the Issuer, and Exchange Notes shall be known and designated as “9% Senior Subordinated Notes, Series B, due 2014” of the Issuer.

With respect to any Additional Notes, the Issuer shall set forth in (a) a Board Resolution of the Issuer and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.10 that the Issuer is relying on to issue such Additional Notes;

(2) the issue price and the issue date and the CUSIP number of such Additional Notes, including the date from which interest shall accrue; provided, however, that no Additional Securities may be issued at a price that would cause such Additional Securities to have “original issue discount” within the meaning of Section 1273 of the Code; and

(3) whether such Additional Notes shall be Restricted Notes issued in the form of 9% Senior Subordinated Notes, Series A, due 2014 or 9% Senior Subordinated Notes, Series B, due 2014.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Issuer pursuant to the Purchase Agreement related to such Initial Notes. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and certain institutional accredited investors (“IAI”s) in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchangeable for beneficial interests in (a) a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.01(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”), (b) a Rule 144A Global Note, (c) an Institutional Accredited Investor Global Note (as defined below) or (d) a definitive note in registered certified form (a “Definitive Note”), in each case, after the expiration of the period beginning with the later of the commencement of the offering of the Initial Notes and the Issue Date and ending on the 40th day thereafter (such period through and including such 40th day, the “Restricted Period”) and then only upon delivery of the certification in the form attached hereto as Exhibit F and in the case of an exchange for an interest in an Institutional Accredited Investor Global Note, upon delivery of the certification in the form attached hereto as Exhibit E. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee in the manner described in this Article Two for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at Euroclear or Clearstream.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.01(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.01(d) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”

Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder will be made by (a) wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than three Business Days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion) or, if no such account is specified, (b) check mailed to the address of the Person entitled thereto as such address shall appear on the registry maintained by the Registrar. All other payments on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, State of New York, or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.01(d). The Issuer and the Trustee shall approve the forms of the Notes and any notation, endorsement or legend on them. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and an integral multiple thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note is sold under an effective registration statement or (ii) an Initial Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement,

(1) the Rule 144A Global Note and the Institutional Accredited Investor Global Note shall bear the legend set forth in Exhibit B hereto (the “Private Placement Legend”) on the face thereof.

(2) the Regulation S Global Note shall bear the legend set forth in Exhibit C hereto (the “Regulation S Legend”) on the face thereof.

(3) Each Global Note, whether or not an Initial Note, shall bear the legend set forth in Exhibit D hereto on the face thereof.

(4) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain for a period of two years copies of all letters, notices and other written communications received pursuant to this Section 2.01. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Registrar.

(e) Book-Entry Provisions.

(i) This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii) Each Global Note initially shall (x) be registered in the name of DTC for such Global Note or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d).

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (f) of this Section 2.01 to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (f) of this Section 2.01, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or, (B) the Issuer in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) a Default has occurred and is continuing and the Registrar has received a request from DTC to exchange the beneficial owners’ interest in Global Notes for Definitive Notes. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

(ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iv) or (v) shall, except as otherwise provided by Section 2.06(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).

(iii) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, (A) the Trustee shall cancel such Definitive Note and (B) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the transferring Holder, a new Definitive Note representing the principal amount not so transferred.

SECTION 2.02. Execution and Authentication.

One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid and shall not be entitled to any benefit under this Indenture until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated, issued and delivered under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $315,000,000, (2) subject to the terms of this Indenture (including Section 4.10), Additional Notes for original issue in an unlimited principal amount and (3) Exchange Notes for issue only in a Registered Exchange Offer or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount, in each case upon a written order of the Issuer signed by an Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall (a) specify whether the Notes will be in the form of Definitive Notes or Global Notes, (b) the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, (c) and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes and (d) in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.10 of the Indenture.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer, pursuant to Article Five, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article Five, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.03. Registrar and Paying Agent.

The Issuer shall maintain (a) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), (b) an office or agency in the Borough of Manhattan, The City of New York, the State of New York, where the Notes may be presented for payment (the “Paying Agent”) and (c) an office or agency where notices and demands to or upon the Issuer, if any, in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrars. The Issuer or any Restricted Subsidiary may act as Registrar or Paying Agent. The term “Paying Agent” includes any additional paying agent.

The Issuer shall enter into an appropriate agency agreement, which shall incorporate the provisions of the TIA, with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or any required co-registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Issuer initially appoints the Trustee as Registrar and Paying Agent for service of notices and demands in connection with the Notes and this Indenture.

The Issuer may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. Any of the Issuer’s Wholly Owned Subsidiaries may act as a transfer agent.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Issuer, one or more of the Guarantors or any other obligor on the Notes), and the Issuer and each Paying Agent shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held in trust by a Paying Agent need not be segregated except as required by law and in no event shall a Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. The Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(1) or (2), upon written request to a Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, such Paying Agent shall have no further liability for the money delivered to the Trustee. The provisions of Article Ten applicable to the Trustee shall apply to the Paying Agents, mutatis mutandis.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is two years after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that (A) it is purchasing for its own account or an account with respect to which it exercises sole investment discretion, (B) it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, (C) it is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and (D) it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit F from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note after the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the Note, that (A) it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion, (B) it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, (C) it is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and (D) it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit F hereof from the proposed transferee and, if requested by the Issuer or the Trustee, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them.

Prior to the expiration of the Restricted Period, interests in the Temporary Regulation S Global Note may only be transferred (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for interest in a Permanent Regulation S Global Note), or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

(c) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes

Legend unless (i) Initial Notes are being exchanged for Exchange Notes in a Registered Exchange Offer in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend. Any Additional Restricted Notes sold in a private offering shall bear the legends set forth in Exhibits B and C, as applicable.

(d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article Two, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 9.06).

(iii) The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note for a period (1) beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing, (2) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (3) during a Change of Control Offer, an Alternate Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer, Alternate Offer or Asset Sale Offer and not withdrawn.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e) shall, except as otherwise provided by Section 2.06(c), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.01(d).

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Holder of such Note (a) furnishes to the Issuer and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and (b) satisfies the requirements of Section 8-405 of the New York Uniform Commercial Code as in effect on the date of this Indenture. If required by the Trustee or the Issuer, an indemnity bond shall be posted, sufficient in the judgment of all to protect the Issuer, the Guarantors, if any, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Issuer may charge such Holder for the Issuer’s reasonable out-of-pocket expenses in replacing such Note, and the Trustee may charge the Issuer for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual Obligation of the Issuer.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except (a) those canceled by the Trustee, (b) those Notes delivered to the Trustee for cancellation, (c) to the extent set forth in Sections 8.01 and 8.02, on or after the date the conditions set forth in Section 8.01 or 8.02 have been satisfied and (d) those Notes described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or any of its Affiliates holds the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Securities sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee and no one else, shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the custodian for such Global Note) with respect to such Global Note, by the Trustee or the custodian, to reflect such reduction.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall, unless the Trustee fixes another Record Date pursuant to Section 6.10, pay the defaulted interest then borne by the Notes, plus (to the extent lawful) any interest payable on the defaulted interest, in accordance with the terms hereof. The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special Record Date, which special Record Date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special Record Date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special Record Date, the payment date, the amount of defaulted interest and the amount of interest payable on such defaulted interest, if any, to be paid. The Issuer may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

SECTION 2.13. CUSIP, ISIN and “Common Code” Numbers.

The Issuer in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use, as applicable, CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification number(s) printed on the Notes. The Issuer shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

SECTION 2.14. Deposit of Moneys.

Prior to 10:00 a.m. New York City time, on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the sole registered owner and the sole Holder of the Global Notes represented thereby. The principal and interest on Definitive Notes shall be payable, either in person or by mail, at the office of the applicable Paying Agent.

SECTION 2.15. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed.

SECTION 2.16. Calculation of Principal Amount of Notes.

The aggregate principal amount of the Notes, at any date of determination, shall be principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence and Section 2.08 of this Indenture. Any such calculation made pursuant to this Section 2.16 shall be made by the Issuer and delivered to the Trustee pursuant to an Officers’ Certificate.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. The Issuer shall give notice of redemption to the Paying Agent and Trustee at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02. Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any securities exchange, on a pro rata basis to the extent practicable.

No Notes of $1,000 or less shall be redeemed in part.

SECTION 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. At the Issuer’s request, the Trustee shall forward the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that in such case, the Trustee has received notice from the Issuer at least 31 days, but not more than 60 days, before a Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee). Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption. Each notice of redemption shall identify the Notes (including the CUSIP number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, plus accrued interest, if any;

(5) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(8) the CUSIP Number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed;

(9) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes; and

(10) the Section of the Notes pursuant to which the Notes are to be redeemed.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Notices of redemption may not be conditional.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.05. Deposit of Redemption Price.

With respect to the Notes, prior to 10:00 a.m., New York time, on the Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary is a Paying Agent, shall segregate and hold in trust) U.S. Legal Tender and/or U.S. Government Securities sufficient to pay the Redemption Price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. On and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes.

SECTION 3.06. Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

(a) The Issuer shall pay the principal of (and premium, if any) and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender and/or U.S. Government Securities designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Issuer shall pay interest on overdue principal (including, without limitation, post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

SECTION 4.02. Maintenance of Office or Agency.

(a) The Issuer shall maintain the offices or agencies required under Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such offices or agencies. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents.

SECTION 4.04. Payment of Taxes and Other Claims.

The Issuer shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its respective Restricted Subsidiaries or upon the income, profits or property of it or any of its respective Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies except, in each case, any such tax, assessment, charge or claim as is being contested in good faith by appropriate actions or where the failure to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim is not materially adverse to the Holders.

SECTION 4.05. Maintenance of Properties and Insurance.

(a) The Issuer shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Issuer or any such Restricted Subsidiary desirable in the conduct of the business of the Issuer or any such Restricted Subsidiary; provided further, that nothing in this Section 4.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

(b) The Issuer shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self insured amounts and co-insurance provisions, as are appropriate for a business of this type and size as determined in good faith by the Issuer.

SECTION 4.06. Compliance Certificate; Notice of Default.

(a) The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year commencing with the fiscal year ending December 31, 2004, an Officers’ Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant in this Indenture and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signing Officers do know of such Default, the certificate shall describe all such Defaults of which such signing Officer has actual knowledge and its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end.

(b) The Issuer shall deliver to the Trustee as soon as possible, and in any event within five days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity and the action proposed to be taken thereto.

(c) The Issuer’s fiscal year currently ends on December 31. The Issuer will provide written notice to the Trustee of any change in its fiscal year.

SECTION 4.07. Compliance with Laws.

The Issuer shall comply, and shall cause each of its Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in any such case, to the extent the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.08. Waiver of Stay, Extension or Usury Laws.

The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) the Issuer and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent permitted by applicable law) that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09. Change of Control.

(a) If a Change of Control occurs, unless the Issuer at such time gives notice of redemption under Section 5 or Section 6 of the Notes or unless the conditions specified in Section 4.09(e) have been satisfied, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase.

(b) Within 60 days following any Change of Control, unless the Issuer at such time gives notice of redemption under Section 5 or Section 6 of the Notes or unless the conditions specified in Section 4.09(e) have been satisfied, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest and any Additional Interest) and the Change of Control Payment Date;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; and

(8) the circumstances and relevant facts regarding such Change of Control.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this Section 4.09, but in any event within 120 days following a Change of Control, to the extent required to permit the Issuer to comply with this Section 4.09, the Issuer will either repay all outstanding Senior

Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. However, if the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer.

(e) Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if all of the following conditions are met:

(1) Prior to the date that is the later of (A) 15 days after the public announcement of such Change of Control transaction and (B) the date on which such Change of Control transaction is consummated, the Issuer shall inform each of the Rating Agencies of such Change of Control transaction and shall thereafter provide to each of the Rating Agencies any financial or other information relating to such Change of Control transaction or the parties thereto as reasonably requested by such Rating Agencies;

(2) Neither Rating Agency shall have issued a downgrade, withdrawal or qualification of the rating given to the Notes by such Rating Agency in effect immediately prior to the public announcement of such Change of Control transaction at any time during the period commencing on the date of such public announcement of such Change of Control transaction and ending on the date that is 45 days following the date on which such Change of Control transaction has been consummated;

(3) Immediately prior to the public announcement or consummation of the Change of Control transaction, the rating of the Notes by any of the Rating Agencies as in effect on such date shall not be lower than the rating of the Notes by such Rating Agency as in effect on the Issue Date.

(4) on a pro forma basis after giving effect to such Change of Control transaction, the Issuer’s Consolidated Attributable Leverage Ratio would not be higher than its Consolidated Attributable Leverage Ratio on the date immediately prior to the consummation of the Change of Control transaction;

(5) on a pro forma basis after giving effect to such Change of Control transaction, and immediately prior to the public announcement of such Change of Control transaction, the Consolidated Attributable Leverage Ratio for the Issuer is or

would be, as applicable, equal to or lower than the Consolidated Attributable Leverage Ratio for the Issuer on the Issue Date;

(6) on a pro forma basis after giving effect to such Change of Control transaction, the Issuer is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a);

(7) the Person who is the Issuer’s or Holdco’s counterparty in the Change of Control transaction, or any Person who controls, is under common control with, or is controlled by, such Person, has material operations in a Permitted Business; and

(8) at the time such Change of Control is consummated, no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

(f) In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer (an “Alternate Offer”) in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Alternate Offer. The Alternate Offer must comply with all the other provisions applicable to the Change of Control Offer, shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control and must permit Holders to withdraw any tenders of Notes made into the Alternate Offer until the final expiration or consummation thereof, subject to Sections 4.09(b)(5) and (6).

(g) The Issuer will comply, and will use commercially reasonable efforts to cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or an Alternate Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

SECTION 4.10. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted

Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Attributable Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) Section 4.10(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by the Issuer or any Guarantor pursuant to any Revolving Credit Facility together with the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed $100.0 million, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder with Net Proceeds from Asset Sales; provided further that Grupo Cinemex may incur Indebtedness under this clause (1) in an aggregate principal amount not to exceed $25.0 million;

(2) Indebtedness incurred by the Issuer or any Guarantor pursuant to any Term Loan Facility together with the guarantees thereunder; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed $680 million (or, $630 million if (A) the delayed draw term loan included in the Credit Agreement as in effect on the Issue Date is not drawn in accordance with the terms of the Credit Agreement or (B) Grupo Cinemex, or any successor entity thereof, ceases to be a Subsidiary of the Issuer) less (i), if the amount of Indebtedness that may be incurred under this clause (2) is $680 million, the amount of any outstanding Indebtedness in excess of $75 million incurred by Grupo Cinemex pursuant to clause (18) of this Section 4.10(b) and (ii) the amount of all mandatory principal payments actually made by the borrower thereunder with Net Proceeds from Asset Sales;

(3) Indebtedness incurred by the Issuer and the Guarantors represented by the Notes (including any Guarantee thereof) issued on the Issue Date and the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Notes issued on the Issue Date (including any Guarantee thereof);

(4) Existing Indebtedness (other than Indebtedness described in clauses (1), (2), (3) and (18));

(5) Indebtedness, including Capitalized Lease Obligations incurred by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 270 days before or after such purchase, lease or improvement in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) and any Indebtedness that refunds or refinances such Indebtedness, does not exceed the greater of (x) $40.0 million and (y) 2.35% of Consolidated Total Assets of the Issuer;

(6) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 15 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Issuer with respect to the Notes;

(9) Shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of hedging (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange and (C) risks with respect to the fluctuation in commodity prices;

(11) Obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Indebtedness of the Issuer or any Restricted Subsidiary that is a Guarantor or Preferred Stock of any Restricted Subsidiary that is a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $50.0 million;

(13) (x) Any guarantee by the Issuer or a Guarantor of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary incurred in accordance with the terms of this Indenture, and (z) any guarantee by a Guarantor of Indebtedness of the Issuer incurred in accordance with the terms of this Indenture;

(14) Indebtedness or Preferred Stock incurred by the Issuer or any Restricted Subsidiary that serves to refund or refinance any Indebtedness incurred as permitted under Section 4.10(a) and clauses (3), (4) and (5) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Issuer or a Guarantor or (y) Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided further, that subclause (A) of this clause (14) will not apply to any refunding or refinancing of any Senior Debt;

(15) Indebtedness or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a) or (B) the Attributable Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17) Indebtedness of Foreign Subsidiaries in an aggregate principal amount, which when taken together with all Indebtedness of Foreign Subsidiaries incurred pursuant to this clause (17) and then outstanding, does not exceed $50.0 million;

(18) Indebtedness incurred by Grupo Cinemex under the Mexican Credit Agreement together with the incurrence of the guarantees thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $125.0 million outstanding at any one time, less (i) the amount of any outstanding Indebtedness incurred by the Issuer pursuant to clause (2) of this Section 4.10(b) under the delayed draw term loan facility included in the Term Loan Facility as in effect on the Issue Date and (ii) the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(19) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement or the Mexican Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(20) if the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a) after giving pro forma effect to such incurrence, Indebtedness incurred by Grupo Cinemex in connection with, and to finance, the acquisition of a business, in an aggregate principal amount which, when taken together with the amount of Indebtedness previously incurred pursuant to this clause (20) and then outstanding (including any Refinancing Indebtedness with respect thereto), does not exceed the sum of (x) $25.0 million and (y) the difference between (A) $125.0 million and (B) the aggregate amount of Indebtedness incurred by the Issuer or any Guarantor pursuant to clause (2) of this Section 4.10(b) under the delayed draw term loan facility included in the Term Loan Facility as in effect on the Issue Date and clause (18) above; and

(21) Indebtedness consisting of promissory notes issued by the Issuer or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdco permitted by Section 4.11.

(c) For purposes of determining compliance with this Section 4.10, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) of Section 4.10(b), or is entitled to be incurred pursuant to Section 4.10(a), the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 4.10, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement or the Mexican Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1), (2) and (18), as applicable, of the definition of Permitted Debt in Section 4.10(b) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this Section 4.10 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.11. Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (x) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (y) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common stock on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a

Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into any Equity Interest of the Issuer that is not Disqualified Stock);

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (or, as applicable, any Guarantees) (other than (x) Indebtedness permitted under clauses (8) and (9) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (8), (10), (11), (12), (13), (14), (15) and (16) of Section 4.11(b)), is less than the sum, without duplication, of

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received by the Issuer after the Issue Date from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined in clause (2) of Section 4.11(b))) but excluding (i) cash proceeds and marketable securities received from Equity Offerings to the extent used to redeem Notes in compliance with Section 6 of the Notes, (ii) cash proceeds and marketable securities received from the sale of Equity Interests of the Issuer or Holdco (the proceeds of which are contributed to the Issuer) to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Restricted Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.11(b), (iii) Designated Preferred Stock and (iv) Disqualified Stock) or (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than Refunding Capital Stock (as defined below), Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer after the Issue Date (other than (i) net cash proceeds from Equity Offerings to the extent used to redeem Notes in compliance with Section 6 of the Notes, (ii) by a Restricted Subsidiary, (iii) any Disqualified Stock, (iv) any Designated Preferred Stock, (v) any Excluded Contributions) and (vi) net cash proceeds applied to Restricted Payments made in accordance with clause (4) of Section 4.11(b), plus

(D) Without duplication of any amounts included in clause (4) of the paragraph below, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or

a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of Section 4.11(b) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary as determined by the Board of Directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of Section 4.11(b) or to the extent such Investment constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary.

(b) Notwithstanding the foregoing the provisions set forth in Section 4.11(a) do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Section 4.11;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance Section 4.10 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as the Indebtedness subordinated to the Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parents held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, and a Restricted Payment in respect of stock appreciation rights or similar phantom stock rights, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year); and provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parents, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parents that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer or any of its Subsidiaries or any of its direct or indirect parents in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Issuer or any direct or indirect parents of the Issuer plus (C) the cash proceeds of “key man” life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) of this clause (4) in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or incurred in compliance with Section 4.10 to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had an Attributable Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, after giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Issuer and/or its Restricted Subsidiaries consist of cash and/or marketable securities, not to exceed the greater of (x) $15.0 million and (y) 0.90% of Consolidated Total Assets of the Issuer at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on the Issuer’s common stock following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parents after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in any past or future public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $35.0 million;

(12) the declaration and payment of dividends to, or the making of loans to, Holdco in amounts required for such party to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain its legal existence;

(B) federal, state and local income taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary and reasonable salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) reasonable general corporate overhead expenses (including professional and administrative expenses) for any direct or indirect parent of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(E) reasonable fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by this Indenture.

(13) cash dividends or other distributions on the Issuer’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or this offering;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to Sections 4.09 and 4.13; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a

Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends to Holdco on or about the Issue Date as contemplated by the Purchase Agreement from the net proceeds received by the Issuer from the sale of the Notes and borrowings under the Credit Agreement on the Issue Date, the proceeds of which will be used as described in the Offering Memorandum; or

(16) Restricted Payments in an amount equal to the amount of Specified Foreign Asset Sale Proceeds outstanding as of the date of such payment; provided however that at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Issuer is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (4), (5), (6), (7), (9), (11), (14) and (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.11 will be determined in good faith by the Board of Directors of the Issuer. The Issuer’s determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if any such fair market value exceeds $25.0 million.

(d) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if an Investment in such amount would be permitted at such time under this Section 4.11 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

SECTION 4.12. Liens.

(a) The Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of the Issuer or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes issued in accordance with the terms of this Indenture) and the related Guarantees; and

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt.

SECTION 4.13. Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $15.0 million, the fair market value is determined by the Issuer’s Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 3.5% of Consolidated Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this Section 4.13(a) and for no other purpose.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale the Issuer or the applicable Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under Senior Debt of the Issuer or such Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if the Issuer shall so reduce Obligations under such Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth in Section 4.13(c) for an Asset Sale Offer (as defined in Section 4.13(c))) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, however, that the provisions set forth in clauses (2) and (3) of this Section 4.13(b) shall be deemed satisfied by the Issuer or the applicable Restricted Subsidiary if by the end of such 365-day period such party shall have entered into a binding agreement under which it is contractually committed to make an investment referred to in such clauses and such investment is effected within 180 days from the date such binding agreement is entered into (but only if such 180th day occurs later than such 365th day).

(c) When the aggregate amount of Net Proceeds not applied or invested in accordance with Section 4.13(b) (“Excess Proceeds”) exceeds $20.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes and holders of Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (the “Asset Sale Offer Amount”). The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

(d) Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(e) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender

Notes pursuant to the Asset Sale Offer. Any Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.13;

(2) the Asset Sale Offer Amount, the Asset Sale Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and no later than 60 days from the date such notice is mailed (the “Asset Sale Payment Date”);

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Payment Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Notes completed, or transfer such Note by book-entry transfer, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); provided that such Notes shall be in denominations of $1,000 or integral multiples $1,000.

(g) On the Asset Sale Payment Date, the Issuer shall, to the extent lawful: (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer; (2) deposit with the Paying Agent U.S. Legal Tender and/or U.S. Government

Securities sufficient to pay the Asset Sale Payment in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Issuer shall publicly announce the results of the Asset Sale Offer on the Asset Sale Payment Date.

(h) The Paying Agent shall promptly mail to each Holder so tendered the Asset Sale Payment for such Notes, and the Trustee shall promptly authenticate pursuant to an Issuer Order and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000. However, if the Asset Sale Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(i) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such conflict.

SECTION 4.14. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors approving such Affiliate Transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.14 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.14(a).

(1) transactions between or among the Issuer and/or any Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments (other than pursuant to clause (7) of Section 4.11(b) and Permitted Investments (other than pursuant to clauses (3), (10) and (13) of the definition thereof) permitted by this Indenture;

(3) the payment to the Sponsors and any of their Affiliates of annual management, consulting, monitoring and advisory fees and Termination Fees and related indemnities and expenses pursuant to the Management Agreement;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parents or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Issuer or senior management thereof;

(5) the payment by the Issuer or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (A) pursuant to the Management Agreement and (B) approved by a majority of the members of the Board of Directors of the Issuer or such Restricted Subsidiary, as applicable, or a majority of the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as applicable, in each case in good faith;

(6) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Issuer or any of its direct or indirect parents or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million which are approved by a majority of the Board of Directors of the Issuer in good faith and which are otherwise permitted under this Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Stockholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Stockholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Stockholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) (x) the Transactions and the payment of all fees and expenses related to the Transactions and (y) the payment of bonuses to management of the Issuer or any of its Subsidiaries upon consummation of the Transactions in an aggregate amount not to exceed $6.0 million;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; and

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Holdco to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdco or their Subsidiaries or of the Issuer to Holdco or to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdco or their Subsidiaries.

SECTION 4.15. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions in Section 4.15(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement, the Mexican Credit Agreement or related documents or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2) this Indenture, the Notes and the Guarantees (including any Exchange Notes and related Guarantees);

(3) purchase money obligations or other obligations described in clause (4) of Section 4.10(b) for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) of Section 4.15(a) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Debt otherwise permitted to be incurred pursuant to Sections 4.10 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock (i) of the Issuer or any Restricted Subsidiary that is a Guarantor that is incurred subsequent to the Issue Date pursuant to Section 4.10 or (ii) that is incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clauses (5), (12), (17) or (20) of Section 4.10(b);

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.15(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this Section 4.15(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the Issuer’s Board of Directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

SECTION 4.16. Additional Guarantees.

(a) The Issuer will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than any Foreign Subsidiary that solely Guarantees any Indebtedness of any other Foreign Subsidiary or any Restricted Subsidiary that Guarantees any Indebtedness of any Foreign Subsidiary incurred solely for working capital purposes and does not Guarantee any Indebtedness of the Issuer or any Domestic Restricted Subsidiary) to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis and all other obligations under this Indenture; provided, however, that any Foreign Subsidiary that Guarantees any Indebtedness of the Issuer or any Domestic Restricted Subsidiary will be required to unconditionally Guarantee the payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis and all other obligations under the Indenture only to the extent of the amount of the Indebtedness of the Issuer or any Domestic Restricted Subsidiary so Guaranteed by such Foreign Subsidiary. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) the Term Loan Facility and Revolving Credit Facility and (2) all other Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness of the type that would not have required a Guarantee of the Notes), then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under Section 4.10 unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under Section 4.10(b).

(b) Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c) Each Guarantee shall be released in accordance with the provisions of this Indenture described under Article Eleven.

SECTION 4.17. Reports to Holders.

(a) Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Issuer will, beginning with reports relating to the Issuer’s results of operations for the third quarter of 2004, furnish to the Trustee and Cede & Co., the nominee of DTC and the Holder of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

(b) In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) In addition, if at any time Holdco becomes a Guarantor (there being no obligation of Holdco to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or of any direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.17 may, at the option of the Issuer, be filed by and be those of Holdco rather than the Issuer.

(d) Notwithstanding the foregoing, such requirements shall be deemed satisfied with respect to the furnishing of a Form 10-K for our fiscal year 2004 by the filing with the Commission of the Exchange Offer Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act with respect to fiscal year 2004.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this Section 4.17 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries of the Issuer.

SECTION 4.18. Limitation on Layering.

The Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) of the Issuer or Guarantor Senior Debt (including Acquired Debt) of such Restricted Subsidiary, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the Notes or the Guarantees; or

(2) subordinate in right of payment to the Notes or the Guarantees.

For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of Secured Debt have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.19. Business Activities.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

SECTION 4.20. Payments for Consent.

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of

Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Merger, Consolidation, or Sale of Assets.

(a) The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) assumes all the obligations of the Issuer under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in Section 4.10(a);

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The predecessor company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4) of this Section 5.01(a), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any other Restricted Subsidiary, subject in the case of the consolidation, merger or transfer of properties of a Guarantor to the provisions set forth in Article Eleven and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. Notwithstanding anything to the contrary in this Indenture, the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation on the Issue Date shall be permitted.

(b) The Issuer will deliver to the Trustee prior to the consummation of each proposed transaction an Officers’ Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction and the supplemental indenture, if any, comply with this Indenture.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not prohibited by Article Ten;

(2) the Issuer defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not prohibited by Article Ten;

(3) the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 45 days after the notice specified below;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) the Issuer, any Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors,

(E) takes any comparable action under any foreign laws relating to insolvency,

(F) generally is not able to pay its debts as they become due, or

(G) takes any corporate action to authorize or effect any of the foregoing;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, any Guarantor or any Significant Subsidiary in an involuntary case,

(B) appoints a Custodian of the Issuer, any Guarantor or any Significant Subsidiary or for all or substantially all of the property of the Issuer, any Guarantor or any Significant Subsidiary, or

(C) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days;

(7) the failure by the Issuer or any Significant Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(8) the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary ceases to be in full force and effect

(except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee other than by reason of the release of the Guarantee in accordance with this Indenture and such Default continues for 10 days.

SECTION 6.02. Acceleration.

(a) If an Event of Default specified in Sections 6.01(5) and (6) above occurs with respect to the Issuer and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) If any Event of Default (other than an Event of Default specified in clauses (5) or (6) of Section 6.01) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes under this Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five Business Days after receipt by the Issuer and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

At any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(5) and (6), if the Trustee shall have received an Officers’

Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

(a) If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

(c) In the event of any Event of Default specified in clause (4) of Section 6.01, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

(d) Holders may not enforce this Indenture or the Notes except as provided in this Indenture and under the TIA. Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity.

SECTION 6.04. Waiver of Defaults.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Holders of a majority in aggregate principal amount of Notes at the time outstanding may on behalf of the Holders of all the Notes waive any Default with respect to such Notes and its consequences by providing written notice thereof to the Issuer and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note or (2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. In the case of any such waiver, the Issuer, the Trustee and the Holders will be restored to their former positions and rights under this Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority.

Subject to the other provisions of this Indenture and applicable law, the Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Noteholder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 6.06. Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 45 days after receipt of the request and the offer and the provision of indemnity; and

(5) during such 45-day period the Holder or Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08. Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10. Priorities.

Subject to the provisions of Article Ten, if the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

THIRD: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

FOURTH: to the Issuer or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuer, may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of a Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or in the TIA and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l) Delivery of reports, information and documents to the Trustee under Section 4.17 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificate).

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise engage with the Issuer, its Subsidiaries or their respective Affiliates in other transactions with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement of the Issuer in or pursuant to this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05. Notice of Default.

If a Default or an Event of Default occurs and is continuing and the Trustee receives actual notice of such Default or an Event of Default, the Trustee shall mail to each Holder notice of the uncured Default within 60 days after such Default occurs. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Asset Sale Payment Date pursuant to an Asset Sale Offer, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each August 1, beginning with August 1, 2005, and for as long as the Notes remain outstanding, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with the Commission and each securities exchange, if any, on which the Notes are listed.

The Issuer shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing for the Trustee’s services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify each of the Trustee or any predecessor Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the costs and expenses of enforcing this Indenture or a Guarantee against the Issuer or a Guarantor (including this Section 7.07) and the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its Obligations hereunder. The Issuer may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer will not be required to pay such fees and expenses if, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), it assumes the Trustee’s defense and there is no conflict of interest between the Issuer and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim in connection with such defense as reasonably determined by the Trustee. The Issuer need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money held in trust to pay interest on particular Notes. The obligations of the Issuer and the Guarantors to the Trustee under this Section shall not be subordinated to the payment of Senior Debt pursuant to Article Ten or Section 11.02 except assets or money held in trust to pay principal of or interest on particular Notes (with the exception of Permitted Junior Securities and trusts established pursuant to Article Eight).

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(5) or (6) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law and are intended to constitute expenses of administration under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

The Trustee shall comply with the provisions of TIA§ 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee under this Indenture, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2). The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Issuer and any other obligor of the Notes.

SECTION 7.11. Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of the Issuer’s Obligations.

(a) The Issuer may terminate its obligations under the Notes and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid or Notes for whose payment U.S. Legal Tender or U.S. Government Securities, or a combination thereof, in such amount as is, in the opinion of a nationally recognized firm of independent public accountants, sufficient without consideration of reinvestment of such interest, to pay principal of, premium, if any, and interest on the outstanding Notes to maturity or redemption, has theretofore been deposited with the Trustee or the Paying Agent in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, as provided in Section 8.05) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it hereunder, or if:

(1) either (i) pursuant to Article Three, the Issuer shall have given notice to the Trustee and mailed a notice of redemption to each Holder of the redemption of all of the Notes in accordance with the provisions hereof or (ii) all Notes have otherwise become or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one (1) year hereunder;

(2) the Issuer shall have irrevocably deposited or caused to be deposited with the Trustee or a trustee satisfactory to the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders of that purpose, U.S. Legal Tender, non-callable U.S. Government Securities, or a combination thereof, in amounts as is, in the opinion of a nationally recognized firm of independent public accountants, sufficient without consideration of reinvestment of such interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and Additional Interest, if any, and accrued interest on the outstanding Notes to maturity or redemption; provided that the Trustee shall have been irrevocably instructed to apply such U.S. Legal Tender or U.S. Government Securities, or a combination thereof, to the payment of said principal, premium, if any, and interest with respect to the Notes; and provided further, that from and after the time of deposit, the U.S. Legal Tender or U.S. Government Securities, or the combination thereof, deposited shall not be subject to the rights of holders of Senior Debt pursuant to the provisions of Article Ten;

(3) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and such deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Issuer is a party or by which it is bound;

(4) the Issuer shall have paid all other sums payable by it hereunder; and

(5) the Issuer shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

The Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent providing for or relating to the termination of the Issuer’s obligations under the Notes and this Indenture have been complied with. Such Opinion of Counsel shall also state that such satisfaction and discharge does not result in a default under the Credit Agreement or any other material agreement or instrument then known to such counsel that binds or affects the Issuer.

(b) Subject to the next sentence and notwithstanding anything in Section 8.01(a), the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Legal Defeasance and Covenant Defeasance.

(a) The Issuer may, at its option and at any time, elect to have either paragraph (b) or (c) below applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture (with respect to such Notes) referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture (with respect to such Notes) and the Guarantors shall be deemed to have satisfied all of their obligations under the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes issued hereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(ii) the Issuer’s obligations with respect to the Notes issued hereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(iv) this Article Eight.

Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.

(c) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their obligations under the covenants contained in Sections 4.04, 4.05, 4.07 and 4.09 through 4.18 and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, clauses (3), (4), (5) (with respect to a Significant Subsidiary), (6) (with respect to a Significant Subsidiary), (7) and (8) of Section 6.01 hereof shall not constitute Events of Default.

SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

(a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes issued hereunder, cash in U.S. Legal Tender, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(b) in the case of an election under Section 8.02(b) hereof, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.02(c) hereof, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(f) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

(g) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h) the Issuer shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under this Indenture, and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code.

SECTION 8.04. Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Securities, deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender or the money from U.S. Government Notes, in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Securities, except as it may agree with the Issuer.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Securities, deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender or U.S. Government Securities, held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.05. Repayment to the Issuer.

Subject to this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request any excess U.S. Legal Tender or U.S. Government Securities, held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Securities, in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Securities, in accordance with this Article Eight; provided that if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Securities, held by the Trustee or Paying Agent.

-116

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

Subject to Section 9.03, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to add a Guarantee of the Notes, including, without limitation, by Holdco; or

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture;

provided that the Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

SECTION 9.02. With Consent of Holders.

(a) Subject to Sections 6.07 and 9.03, the Issuer, the Guarantors and the Trustee, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), may amend or supplement this Indenture or the Notes without notice to any other Holders. Subject to Sections 6.07 and 9.03, the Holder or Holders of a majority in aggregate principal amount of then outstanding Notes may waive compliance with any provision of this Indenture or the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) without notice to any other Holders (except a default in respect of the payment of principal or interest on the Notes).

(b) Notwithstanding Section 9.02(a), without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than, subject to clause (11) below, the provisions of Sections 4.09 and 4.13);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than, subject to clause (11) below, a payment required by one of the provisions of Section 4.09 or Section 4.13);

(8) make any change in the preceding amendment and waiver provisions;

(9) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(10) modify the Guarantees in any manner adverse to the Holders; or

(11) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03. Effect on Senior Debt.

No amendment of, or supplement or waiver to, this Indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of this Indenture (including without limitation the provisions of Article Ten and Section 11.02 hereof) and the defined terms as used therein without the consent of such holder or its Representative.

SECTION 9.04. Compliance with TIA.

From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement of this Indenture, the Notes or the Guarantees shall comply with the TIA as then in effect.

SECTION 9.05. Revocation and Effect of Consents.

(a) Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

(b) The Issuer may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Noteholders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 90 days after such Record Date. The Issuer shall inform the Trustee in writing of the fixed Record Date if applicable.

(c) After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (11) of Section 9.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.06. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee. The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07. Trustee To Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Issuer enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE TEN

SUBORDINATION OF SECURITIES

SECTION 10.01. Notes Subordinated to Senior Debt.

Notwithstanding anything to the contrary contained herein, the Issuer, for itself and its successors, and each Holder, by his or her acceptance of Notes, agrees that the payment of all Obligations owing to the Holders in respect of the Notes is subordinated, to the extent and in the manner provided in this Article Ten, to the prior payment in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, of all Obligations on Senior Debt (including the Obligations with respect to the Credit Agreement, whether outstanding on the Issue Date or thereafter incurred and including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding). Notwithstanding the foregoing, the Holders may receive and retain Permitted Junior Securities and payments and distributions made relating to the Notes from the trust established pursuant to Article Eight shall not be so subordinated in right of payment, so long as the conditions specified in Article Eight (without any waiver or modification of the requirement that the deposits pursuant thereto do not conflict with the terms of the Credit Agreement or any other Senior Debt) with respect to the trust established pursuant to Article Eight are satisfied on the date of any deposit pursuant to said trust.

This Article Ten shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

SECTION 10.02. Suspension of Payment When Designated Senior Debt Is in Default.

(a) If any default occurs and is continuing when payment is due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or fees or other amounts payable with respect to, any Designated Senior Debt (a “Payment Default”), then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its or their behalf with respect to any Obligations on or relating to the Notes or to acquire, defease or redeem any of the Notes for cash or assets or otherwise unless the default has been cured or waived; provided, however, that the Issuer may pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the holders of such Designated Senior Debt.

(b) If any other event of default (other than a Payment Default) occurs and is continuing with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof (a “Non-payment Default”) and if the Representative for the respective issue of Designated Senior Debt gives notice of the event of default to the Trustee stating that such notice is a payment blockage notice (a “Payment Blockage Notice”), then during the period (the “Payment Blockage Period”) beginning upon the delivery of such Payment Blockage Notice and ending on the earlier of the 179th day after such delivery and the date on which (x) such Nonpayment Default with respect to such Designated Senior Debt has been cured or waived or ceases to exist, (y) all Designated Senior Debt with respect to which any such event of default has occurred and is continuing is discharged or paid in full in cash or Cash Equivalents, or (z) the Trustee receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Payment Blockage Period (unless the maturity of any Designated Senior Debt has been accelerated or a Payment Default exists), neither the Issuer nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on or with respect to the Notes or (y) acquire, defease or redeem any of the Notes for cash or assets or otherwise. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the applicable Payment Blockage Notice is received by the Trustee and (y) only one such Payment Blockage Period may be commenced within any 360 consecutive days. For all purposes of this Section 10.02(b), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

(c) The foregoing Sections 10.02(a) and (b) shall not apply to (x) payments and distributions made relating to the Notes from the trust established pursuant to Article Eight, so long as the conditions specified in Article Eight (without any waiver or modification of the requirement that the deposits pursuant thereto do not conflict with the terms of the Credit Agreement or any other Senior Debt) are satisfied on the date of any deposit pursuant to said trust and (y) payment of Permitted Junior Securities. In addition, Holders may also receive and retain Permitted Junior Securities.

(d) In the event that any payment or distribution shall be received by the Trustee or any Holder when such payment or distribution is prohibited by the foregoing provisions of this Section 10.02, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear. The Trustee shall be entitled to rely on information regarding amounts then due and owing on the Senior Debt, if any, received from the holders of Senior Debt (or their Representatives) or, if such information is not received from such holders or their Representatives, from the Issuer and only amounts included in the information provided to the Trustee shall be paid to the holders of Senior Debt.

Nothing contained in this Article Ten shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the maturity of the Notes pursuant to Section 6.02 or to pursue any rights or remedies hereunder; provided that all Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to Obligations on the Notes (and such Holders may receive such payments only to the extent then permitted to do so by Section 10.02(a) and (b)).

SECTION 10.03. Notes Subordinated to Prior Payment of All Senior Debt on Dissolution, Liquidation or Reorganization of the Issuer.

(a) Upon any payment or distribution of assets of the Issuer of any kind or character, whether in cash, assets or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Issuer or its assets, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on or relating to the Notes (except that Holders may receive and retain Permitted Junior Securities and payments from the trusts described in Article Eight), or for the acquisition, defeasance or redemption of any of the Notes for cash or assets or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, assets or securities, to which the Holders or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by the Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b) To the extent any payment of Senior Debt (whether by or on behalf of the Issuer, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding sentence) of the Issuer’s obligation to make any distribution or payment pursuant to any Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Senior Debt in cash or Cash Equivalents, shall have no force or effect for purposes of the subordination provisions contained in this Article Ten, with any turnover of payments as otherwise calculated pursuant to this Article Ten to be made as if no such diminution had occurred.

(c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, assets or securities, shall be received by the Trustee or any Holder when such payment or distribution is prohibited by this Section 10.03, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt (pro rata to such holders on the basis of the respective amount of Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(d) The consolidation of the Issuer with, or the merger of the Issuer with or into, another corporation, partnership, trust or limited liability company or the liquidation or dissolution of the Issuer following the conveyance or transfer of all or substantially all of its assets, to another corporation, partnership, trust or limited liability company upon the terms and conditions provided in Article Five hereof and as long as permitted under the terms of the Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Issuer’s obligations hereunder in accordance with Article Five hereof.

SECTION 10.04. Payments May Be Made Prior to Dissolution.

Nothing contained in this Article Ten or elsewhere in this Indenture shall prevent (i) the Issuer, except under the conditions described in Sections 10.02 and 10.03, from making payments at any time for the purpose of making payments of principal of and interest on the Notes, or from depositing with the Trustee any moneys for such payments, or (ii) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 10.02 or 10.03, the application by the Trustee of any moneys deposited with it for the purpose of making such payments of principal of, and interest on, the Notes to the Holders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable a Responsible Officer of the Trustee shall have actually received the written notice provided for in the first sentence of Section 10.02(b) or in Section 10.07 (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Section 10.02 and/or 10.03 (and the respective such payments) shall otherwise be subject to the provisions of Section 10.02 and Section 10.03). The Issuer shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of the Issuer, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein.

SECTION 10.05. Holders To Be Subrogated to Rights of Holders of Senior Debt.

Subject to the payment in full in cash or Cash Equivalents of all Senior Debt, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, assets or securities of the Issuer applicable to the Senior Debt until the Notes shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Debt by or on behalf of the Issuer, or by or on behalf of the Holders by virtue of this Article Ten, which otherwise would have been made to the Holders shall, as between the Issuer and the Holders, be deemed to be a payment by the Issuer to or on account of the Senior Debt, it being understood that the provisions of this Article Ten are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Senior Debt, on the other hand.

SECTION 10.06. Obligations of the Issuer Unconditional.

Nothing contained in this Article Ten or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Issuer, its creditors other than the holders of Senior Debt, and the Holders, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders the principal of and any interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Issuer other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Holder of any Note or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, assets or securities of the Issuer received upon the exercise of any such remedy.

SECTION 10.07. Notice to Trustee.

The Issuer shall give prompt written notice to the Trustee of any fact known to the Issuer which would prohibit the making of any payment to or by the Trustee in respect of the Notes pursuant to the provisions of this Article Ten, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article Ten or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from the Issuer, or from a holder of Senior Debt or a Representative therefor and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of any notice pursuant to this Section 10.07 to establish that such notice has been given by a holder of Senior Debt (or a trustee thereof).

In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payment or distribution pursuant to this Article Ten, the Trustee may request such Person to furnish evidence to the satisfaction of the Trustee as to the amounts of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Ten, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 10.08. Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets of the Issuer referred to in this Article Ten, the Trustee, subject to the provisions of Article Seven hereof, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceeding is pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other Indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Ten.

SECTION 10.09. Trustee’s Relation to Senior Debt.

The Trustee and any agent of the Issuer or the Trustee shall be entitled to all the rights set forth in this Article Ten with respect to any Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Debt and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder.

With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article Ten, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt.

Whenever a distribution is to be made or a notice given to holders or owners of Senior Debt, the distribution may be made and the notice may be given to their Representative, if any.

SECTION 10.10. Subordination Rights Not Impaired by Acts or Omissions of the Issuer or Holders of Senior Debt.

No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article Ten or the obligations hereunder of the Holders to the holders of the Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend or supplement in any manner Senior Debt, or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Senior Debt; and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.

SECTION 10.11. Noteholders Authorize Trustee To Effectuate Subordination of Notes.

Each Holder by its acceptance of Notes authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Senior Debt and the Holders, the subordination provided in this Article Ten, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of credits or otherwise) tending towards liquidation of the business and assets of the Issuer, the filing of a claim for the unpaid balance of its Notes and accrued interest in the form required in those proceedings.

If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Debt or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Debt or their Representative to vote in respect of the claim of any Holder in any such proceeding.

SECTION 10.12. This Article Ten Not To Prevent Events of Default.

The failure to make a payment on account of principal of, premium, if any, or interest on the Notes by reason of any provision of this Article Ten will not be construed as preventing the occurrence of an Event of Default.

SECTION 10.13. Trustee’s Compensation Not Prejudiced.

Nothing in this Article Ten will apply to amounts due to the Trustee for its own account (other than payments of Obligations owing to Holders in respect of Notes) pursuant to other sections of this Indenture.

ARTICLE ELEVEN

GUARANTEES

SECTION 11.01. Unconditional Guarantee.

Subject to the provisions of this Article Eleven, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, on a senior subordinated basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and the Guarantee. The Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantee.

SECTION 11.02. Subordination of Guarantee.

The obligations of each Guarantor under its Guarantee pursuant to this Article Eleven shall be junior and subordinated to the prior payment in full in cash or Cash Equivalents of Guarantor Senior Debt on the same basis as the Notes are junior and subordinated to Senior Debt of the Issuer. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article Ten hereof.

SECTION 11.03. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Eleven, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.04. Execution and Delivery of Guarantee for Future Guarantors.

To further evidence its Guarantee set forth in Section 11.01, each Restricted Subsidiary that is required to become a Guarantor hereby agrees to execute a supplement to this Indenture or a Guarantee, substantially in the form of Exhibit G hereto, and deliver it to the Trustee. Such Guarantee or supplement to this Indenture shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.05. Release of a Guarantor.

(a) The Guarantee of a Guarantor will be released:

(1) (a) upon the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with clauses (1), (2) and (3) of Section 4.13(a);

(b) if the Issuer designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.11 and the definition of “Unrestricted Subsidiary;”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.16, upon the release or discharge of the guarantee by such Restricted Subsidiary in the circumstances described in Section 4.16;

(d) if the Issuer (1) exercises its option under Section 8.02(b) or 8.02(c) or (2) discharges its Obligations under this Indenture in accordance with the terms hereof; and

(2) in the case of clause (1)(a) above, if such Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary (other than a Foreign Subsidiary);

provided, however, in any case that any such termination shall occur only to the extent that none of the Equity Interests of such Guarantor are pledged for the benefit of any holder of any Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary of the Issuer.

The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.

(b) In addition, the Issuer shall not permit any Guarantor to consolidate with, merge with or into any person (other than the Issuer or another Guarantor) and shall not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless:

(A)(1) either: (a) the Guarantor is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States

of America or the District of Columbia (such Person being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than the Guarantor) assumes by means of a supplemental indenture all the obligations of the Guarantor under its Guarantee, this Indenture and the Registration Rights Agreement; and

(3) immediately after such transaction no Default or Event of Default exists; or

(B) the transaction is made in compliance with Section 4.13(a).

Except as set forth in Articles Four and Five and this Section 11.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 11.06. Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the Notes or this Indenture and such Guarantor’s obligations under the Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders under the Notes, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07. Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.08. No Setoff.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.09. Guarantee Obligations Absolute.

Subject to the provisions of Section 11.02, the obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.10. Guarantee Obligations Continuing.

Subject to the other provisions of this Indenture, the obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11. Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.12. Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13. Guarantee Obligations Not Affected.

The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(i) any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(ii) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuer or any other Person under this Indenture, the Notes or any other document or instrument;

(iii) any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Guarantee, or to give notice thereof to a Guarantor;

(iv) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(v) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(vi) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(vii) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;

(viii) any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;

(ix) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Guarantee; and

(x) any other circumstance, including release of the Guarantor pursuant to Section 11.05 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Guarantee hereunder.

SECTION 11.14. Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.

SECTION 11.15. No Obligation To Take Action Against the Issuer.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Indenture.

SECTION 11.16. Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(i) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(ii) take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuer;

(iii) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(iv) accept compromises or arrangements from the Issuer;

(v) apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(vi) otherwise deal with, or waive or modify their right to deal with, the Issuer and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.17. Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18. Amendment, Etc.

No amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.19. Acknowledgment.

Each Guarantor, if any, hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 11.20. Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.

SECTION 11.21. No Merger or Waiver; Cumulative Remedies.

No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuer and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.22. Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.23. Severability.

Any provision of this Article Eleven which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Eleven.

SECTION 11.24. Successors and Assigns.

Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. TIA Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision shall control.

SECTION 12.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer and/or any Guarantor:

Loews Cineplex Entertainment Corporation
711 Fifth Avenue
New York, NY 10022
Attention:	John Walker, Senior Vice President, Chief Financial Officer and Treasurer

Facsimile:	(646) 521-6375

with a copy to:

Loews Cineplex Entertainment Corporation
711 Fifth Avenue
New York, NY 10022
Attention:	Michael Politi, Esq., Corporate Counsel

Facsimile:	(646) 521-6267

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention:	Jane Goldstein

Telephone:	(617) 951-7316
Facsimile:	(617) 951-7050

if to the Trustee:

U.S. Bank National Association
60 Livingston Avenue, EP-MN-WS3C
St. Paul, MN 55107
Attention:	Corporate Trust Administration

Telephone:	(651) 495-3918
Facsimile:	(651) 495-8097

Each of the Issuer and the Trustee by written notice to each other such Person and the Representative under the Credit Agreement may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuer and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed. All notices to the Holder will be valid if published in the Wall Street Journal or such other English language daily newspaper with general circulation in the U.S. Any notice shall be deemed given on the date of publication or, if so published more than once on different dates, on the date of first publication. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee shall approve.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03. Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture, the Notes or the Guarantees. The Issuer, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(a) an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(d) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07. Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 12.08. Governing Law.

This Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. No Recourse Against Others.

No direct or indirect parent and no director, officer, employee, incorporator, member, partner, stockholder of the Issuer, any Subsidiary or any direct or indirect parent shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 12.11. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.12. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13. Severability.

In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

LCE ACQUISITION CORPORATION

By:
	Name:	Ian Reynolds
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

LCE ACQUISITIONSUB, INC.

By:
	Name:	Ian Reynolds
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

LCE MEXICAN HOLDINGS, INC.

By:
	Name:	Ian Reynolds
	Title:	Vice President, Assistant Treasurer and Assistant Secretary

EACH GUARANTOR LISTED ON EXHIBIT H HERETO

By:
	Name:	John J. Walker
	Title:	Senior Vice President, Chief Financial Officer and Treasurer of each Guarantor listed on Exhibit H hereto

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation with Loews Cineplex Entertainment Corporation continuing as the surviving corporation under the name “Loews Cineplex Entertainment Corporation,” it will succeed by operation of law to all of the rights and obligations of LCE Acquisition Corporation set forth herein and that all references herein to the “Issuer” shall thereupon be deemed to be references to the undersigned.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:
	Name:	John J. Walker
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

[FORM OF INITIAL NOTE]

LCE ACQUISITION CORPORATION

9% Senior Subordinated Notes due 2014

CUSIP No. ISIN No.
No.	$[ ]

LCE ACQUISITION CORPORATION, a Delaware corporation (the “Issuer,” which term includes any successor corporation), for value received promises to pay to CEDE & CO. or its registered assigns, the principal sum of [                    ] dollars ($                ) on August 1, 2014.

Interest Payment Dates: February 1 and August 1, commencing February 1, 2005.

Record Dates: January 15 and July 15.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

LCE ACQUISITION CORPORATION

By:
Name:
Title:

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation with Loews Cineplex Entertainment Corporation continuing as the surviving corporation under the name “Loews Cineplex Entertainment Corporation” it will succeed by operation of law to all of the rights and obligations of LCE Acquisition Corporation set forth herein and that all references herein to the “Issuer” shall thereupon be deemed to be references to the undersigned.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 9% Senior Subordinated Notes due 2014 described in the within-mentioned Indenture.

Dated:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)

LCE ACQUISITION CORPORATION

9% Senior Subordinated Notes due 2014

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]

Capitalized terms used herein shall have the meanings assigned to them in this Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. LCE Acquisition Corporation, a Delaware corporation (such corporation and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at 9% per annum from July 30, 2004 until maturity provided, however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Security at a rate of 0.25% per annum (increasing by an additional 0.25% per annum after each consecutive 90-day period that occurs after the date on which such Registration default occurs up to a maximum additional interest rate of 1.00%) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.1 The Issuer will pay interest semi-annually on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be February 1, 2005. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30 day months.

[1]	Insert if at the date of issuance of the Exchange Note any Registration Default has occurred with respect to the related Initial Note during the interest period in which such date of issuance occurs.

SECTION 2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on January 15 or July 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of this Indenture with respect to defaulted interest. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Issuer shall pay the principal of, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). The principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, State of New York, or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of this Indenture; provided, however, that, at the option of the Issuer, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the registry maintained by the Registrar or (ii) wire transfer to an account located in the United States maintained by the payee. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than three Business Days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

SECTION 3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under this Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any Affiliate may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Notes under an Indenture dated as of July 30, 2004 (“Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in this Indenture and those made part of this Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to this Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. (a) The Notes may be redeemed, in whole or in part, at any time prior to August 1, 2009, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional

Interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

For purposes of the preceding paragraph, the following terms will have the following definitions:

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the Redemption Price of the Note at August 1, 2009 (such Redemption Price being set forth in the table appearing under paragraph (b)) plus (ii) all required interest payments due on the Note, through August 1, 2009 (excluding accrued but unpaid interest to such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 1, 2009; provided, however, that if the period from such redemption date to August 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(b) On or after August 1, 2009, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice mailed by first class mail to each Holder’s registered address, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2009	104.500%
2010	103.000%
2011	101.500%
2012 and thereafter	100.000%

SECTION 6. Optional Redemption upon Equity Offering. From time to time prior to August 1, 2007, the Issuer may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to the issuance of Additional Notes), with the net cash proceeds of one or more Equity Offerings, at a Redemption Price equal to 109.000% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date; provided that (i) at least 65% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Issuer and its Subsidiaries) and (ii) such redemption shall occur within 90 days of the date of the closing of such Equity Offering (disregarding the date of the closing of any over-allotment option with respect thereto).

SECTION 7. Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 8 hereof shall not be deemed a redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 8. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Issuer shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in this Indenture.

SECTION 9. Notice of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by this Indenture. The Issuer or the Registrar is not required to transfer or exchange any Note selected for redemption. Also, the

Issuer or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

SECTION 11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 12. Amendment, Supplement and Waiver. Subject to certain exceptions, this Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (except a payment default or in respect of a covenant or provision that cannot be modified without the consent of each affected Holder). Without notice to or consent of any Holder, the parties thereto may amend or supplement this Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency in this Indenture, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA, or make any change that does not adversely affect the legal rights of any Holder of a Note.

SECTION 13. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in this Indenture, with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in the interest of the Holders. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any Default and its consequences under this Indenture except a continuing Default in the payment of interest on, or the principal of, the Notes or in respect of certain covenants set forth in this Indenture.

SECTION 14. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

SECTION 15. No Recourse Against Others. No direct or indirect parent and no director, officer, employee, incorporator, member, partner, stockholder of Loews, any Subsidiary or any direct or indirect parent will have any liability for any obligations of Loews or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 16. Trustee Dealings with the Issuer. Subject to certain limitations imposed by the Securities Act, the Trustee under this Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent on the other side of this Security.

SECTION 18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 19. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. Pursuant to, but subject to the exceptions in, the Registration Rights Agreement, the Issuer and the Guarantors, if any, will be obligated to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Initial Note for a 9% Senior Subordinated Note due 2014 of the Issuer which shall have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to this Initial Note (except that such note shall not be entitled to Additional Interest). The Holders shall be entitled to receive certain Additional Interest in the event such exchange offer is not consummated or the Notes are not offered for resale and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.2

SECTION 20. Guarantees. The Notes will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. The Guarantees are subordinated to the payment of Guarantor Senior Debt. Reference is hereby made to this Indenture for a

[2]	This Section not to appear on Exchange Notes.

statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 21. Subordination. The Notes are subordinated to Senior Debt, as defined in this Indenture. To the extent provided in this Indenture, Senior Debt must be paid before the Notes may be paid. The Issuer agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in this Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

SECTION 22. CUSIP Numbers and ISINs. The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 23. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York

The Issuer will furnish to any Holder upon written request and without charge a copy of this Indenture. Requests may be made to:

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Attention:	John Walker, Senior Vice President, Chief Financial Officer and Treasurer

ASSIGNMENT FORM

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of this Indenture, check the appropriate box:

Section 4.09 [     ]             Section 4.13 [     ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of this Indenture, state the amount: $

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

EXHIBIT B

[FORM OF LEGEND FOR RULE 144A NOTES AND

OTHER NOTES THAT ARE RESTRICTED NOTES]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE U.S. TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE U.S. IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF PLANS, INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS OR ARRANGEMENTS, OR (II) THE PURCHASE AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[FORM OF ASSIGNMENT FOR RULE 144A NOTES AND OTHER NOTES THAT ARE RESTRICTED NOTES]

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

[Check One]

☐(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act provided by Rule 144A thereunder.

or

☐(b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and this Indenture.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Sections 2.01 and 2.06 of this Indenture shall have been satisfied.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY TRANSFEROR IF (a) ABOVE IS CHECKED

The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act, and, accordingly, the Transferor hereby further certifies that the beneficial interest or certificated Note is being Transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of this Indenture, the Transferred beneficial interest or certificated Note will be subject to the restrictions on transfer enumerated on the Rule 144A Notes and/or the certificated Note and in this Indenture and the Securities Act.

Dated:
	NOTICE:	To be executed by an executive officer

EXHIBIT C

[FORM OF LEGEND FOR REGULATION S NOTES]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(3) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE RESTRICTED PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A, AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THE INDENTURE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED TO A PERSON (A) WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A AN INSTITUTIONAL “ACCREDITED INVESTOR” IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

AFTER THE EXPIRATION OF THE RESTRICTED PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN AN INSTITUTIONAL ACCREDITED INVESTOR GLOBAL NOTE ONLY IF SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT.

BENEFICIAL INTEREST IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THE INDENTURE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S.

[FORM OF ASSIGNMENT FOR REGULATION S NOTE]

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

[Check One]

☐ (a) this Note is being transferred in compliance with the exemption from registration under the Securities Act provided by Regulation S thereunder.

or

☐ (b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and this Indenture.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Sections 2.01 and 2.06 of this Indenture shall have been satisfied.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY TRANSFEROR IF (a) ABOVE IS CHECKED

The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the restricted period under Regulation S, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed Transfer in accordance with the terms of this Indenture, the Transferred beneficial interest or certificated Note will be subject to the restrictions on Transfer enumerated on the Regulation S Notes and/or the certificated Note and in this Indenture and the Securities Act.

Dated:
	NOTICE:	To be executed by an executive officer

EXHIBIT D

[FORM OF LEGEND FOR GLOBAL NOTE]

Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Note) in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

D-1

EXHIBIT E

LCE Acquisition Corporation

711 Fifth Avenue

New York, NY 10022

In care of

CREDIT SUISSE FIRST BOSTON LLC

CITICORP GLOBAL CAPITAL MARKETS INC.

Bank of America Securities LLC

Deutsche Bank Securities Inc.

Lehman Brothers Inc.

c/o Credit Suisse First Boston LLC

Eleven Madison Avenue,

New York, New York 10010-3629

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[•] principal amount of the 9% Senior Subordinated Notes due 2014 (the “Note”) of LCE Acquisition Corporation (the “Company”).

Upon transfer, the Securities will be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

E-1

2. We acknowledge that (a) neither the Company, nor the Initial Purchasers (as defined in the Offering Memorandum dated July 22, 2004, relating to the Notes (the “Final Memorandum”)) nor any person acting on behalf of the Company or the Initial Purchasers has made any representation to us with respect to the Company or the offer or sale of any Notes; and (b) any information we desire concerning the Company and the Notes or any other matter relevant to our decision to purchase the Notes (including a copy of the Final Memorandum) is or has been made available to us.

3. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Company or any of its Subsidiaries, (ii) in the United States to a person whom we reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 of Regulation S under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE:                                         ,

E-2

EXHIBIT F

Form of Certificate To Be Delivered

in Connection with Transfers

Pursuant to Regulation S

U.S. Bank National Association

100 Wall Street, Suite 1600

New York, NY 10005

Attention: [Corporate Trust Administration]

Re:	LCE Acquisition Corporation (“the Issuer”) 9% Senior
Subordinated Notes due 2014 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(3) or Rule 904(b)(3), as the case may be.

F-1

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

F-2

EXHIBIT G

FORM OF INDENTURE SUPPLEMENT TO ADD NOTE GUARANTORS

This Supplemental Indenture, dated as of [                     ], 20     (this “Supplemental Indenture” or “Guarantee”), among [name of future Notes Guarantor] (the “Guarantor”), Loews Cineplex Entertainment Corporation (together with its successors and assigns, the “Company”), each other then existing Guarantor under this Indenture referred to below (the “Notes Guarantors”), and U.S. Bank National Association, as Trustee under this Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Notes Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 30, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9% Senior Subordinated Notes due 2014 of the Company (the “Notes”);

WHEREAS, Section 4.16 of this Indenture provides that the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any of its Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Notes Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis; and

WHEREAS, pursuant to Section 9.01 of this Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement this Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Notes Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in this Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in this Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words

“herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to this Indenture as a Notes Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Notes Guarantor under this Indenture. The Guarantor agrees to be bound by all of the provisions of this Indenture applicable to a Notes Guarantor and to perform all of the obligations and agreements of a Notes Guarantor under this Indenture.

SECTION 2.2 Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Notes Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations on a senior subordinated basis as provided in Articles Ten and Eleven of this Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in this Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in this Indenture for notices to the Company.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or this Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdictions shall not invalidate such provision in any other jurisdiction.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, this Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of this Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTOR], as a Guarantor

By:
Name:
Title:
[Address]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:
	Name:	John J. Walker
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

By each of the Guarantors party to the Indenture:

By:
	Name:	John J. Walker
	Title:	Senior Vice President, Chief Financial Officer and Treasurer of each Guarantor

EXHIBIT H

Guarantors

Name	State of Incorporation
Loews Citywalk Theatre Corporation	CA
S&J Theatres, Inc.	CA
Loews Bristol Cinemas, Inc.	CT
Loews Connecticut Cinemas, Inc.	CT
Downtown Boston Cinemas, LLC	DE
Farmers Cinemas, Inc.	DE
Gateway Cinemas, LLC	DE
Kips Bay Cinemas, Inc.	DE
LCE Mexican Holdings, Inc.	DE
Lewisville Cinemas, LLC	DE
Loews Acquisition Corp.	DE
Loews Akron Cinemas, Inc.	DE
Loews Arlington Cinemas, Inc.	DE
Loews Bay Terrace Cinemas, Inc.	DE
Loews Berea Cinemas, Inc.	DE
Loews Cineplex Entertainment Corporation	DE
Loews Cineplex International Holdings, Inc.	DE
Loews Cineplex Theatres, Inc.	DE
Loews Cineplex Theatres Holdco, Inc.	DE
Loews Cineplex U.S. Callco, LLC	DE
Loews Garden State Cinemas, LLC	DE
Loews Greenwood Cinemas, Inc.	DE
Loews North Versailles Cinemas, LLC	DE
Loews Plainville Cinemas, LLC	DE
Loews Stonybrook Cinemas, Inc.	DE
Loews Theatre Management Corp.	DE
Loews Theatres Clearing Corp.	DE
Loews USA Cinemas Inc.	DE
Loews Vestal Cinemas, Inc.	DE

Loews Washington Cinemas, Inc.	DE
LTM New York, Inc.	DE
LTM Turkish Holdings, Inc.	DE
Methuen Cinemas, LLC	DE
Ohio Cinemas, LLC	DE
Plitt Southern Theatres, Inc.	DE
Plitt Theatres, Inc.	DE
Poli-New England Theatres, Inc.	DE
Richmond Mall Cinemas, LLC	DE
RKO Century Warner Theatres, Inc.	DE
Springfield Cinemas, LLC	DE
Star Theatres of Michigan, Inc.	DE
Star Theatres, Inc.	DE
The Walter Reade Organization, Inc.	DE
Theater Holdings, Inc.	DE
U.S.A. Cinemas, Inc.	DE
Waterfront Cinemas, LLC	DE
Crestwood Cinemas, Inc.	IL
Illinois Cinemas, Inc.	IL
Loews Chicago Cinemas, Inc.	IL
Loews Merrillville Cinemas, Inc.	IL
Loews Piper’s Theaters, Inc.	IL
Loews Rolling Meadows Cinemas, Inc.	IL
North Star Cinemas, Inc.	IL
Rosemont Cinemas, Inc.	IL
Skokie Cinemas, Inc.	IL
South Holland Cinemas, Inc.	IL
Webster Chicago Cinemas, Inc.	IL
Woodfield Cinemas, Inc.	IL
Woodridge Cinemas, Inc.	IL
Loews Century Mall Cinemas, Inc.	IN
Loews Cherry Tree Mall Cinemas, Inc.	IN
Loews Lafayette Cinemas, Inc.	IN
Fall River Cinema, Inc.	MA

Liberty Tree Cinema Corp.	MA
Loews Cheri Cinemas, Inc.	MA
Loews Fresh Pond Cinemas, Inc.	MA
Nickelodeon Boston, Inc.	MA
Sack Theatres, Inc.	MA
Loews Baltimore Cinemas, Inc.	MD
Loews Centerpark Cinemas, Inc.	MD
Loews-Star Partners	MI
Brick Plaza Cinemas, Inc.	NJ
Jersey Garden Cinemas, Inc.	NJ
Loews East Hanover Cinemas, Inc.	NJ
Loews Freehold Mall Cinemas, Inc.	NJ
Loews Meadowland Cinemas 8, Inc.	NJ
Loews Meadowland Cinemas, Inc.	NJ
Loews Mountainside Cinemas, Inc.	NJ
Loews New Jersey Cinemas, Inc.	NJ
Loews Newark Cinemas, Inc.	NJ
Loews Ridgefield Park Cinemas, Inc.	NJ
Loews Toms River Cinemas, Inc.	NJ
Loews West Long Branch Cinemas, Inc.	NJ
Loews-Hartz Music Makers Theatres, Inc.	NJ
Music Makers Theatres, Inc.	NJ
New Brunswick Cinemas, Inc.	NJ
Parsippany Theatre Corp.	NJ
Red Bank Theatre Corporation	NJ
White Marsh Cinemas, Inc.	NJ
71st & 3rd Ave. Corp.	NY
Crescent Advertising Corporation	NY
Eton Amusement Corporation	NY
Forty-Second Street Cinemas, Inc.	NY
Hawthorne Amusement Corporation	NY
Hinsdale Amusement Corporation	NY
Lance Theatre Corporation	NY
Loews Astor Plaza, Inc.	NY

Loews Boulevard Cinemas, Inc.	NY
Loews Broadway Cinemas, Inc.	NY
Loews California Theatres, Inc.	NY
Loews Crystal Run Cinemas, Inc.	NY
Loews East Village Cinemas, Inc.	NY
Loews Elmwood Cinemas, Inc.	NY
Loews Levittown Cinemas, Inc.	NY
Loews Lincoln Theatre Holding Corp.	NY
Loews Orpheum Cinemas, Inc.	NY
Loess Palisades Center Cinemas, Inc.	NY
Loews Roosevelt Field Cinemas, Inc.	NY
Loews Trylon Theatre, Inc.	NY
Parkchester Amusement Corporation	NY
Putnam Theatrical Corporation	NY
Talent Booking Agency, Inc.	NY
Thirty-Fourth Street Cinemas, Inc.	NY
Loews Richmond Mall Cinemas, Inc.	OH
Mid-States Theatres, Inc.	OH
Loews Montgomery Cinemas, Inc.	PA
Stroud Mall Cinemas, Inc.	PA
Cityplace Cinemas, Inc	TX
Fountain Cinemas, Inc.	TX
Loews Arlington West Cinemas, Inc.	TX
Loews Deauville North Cinemas, Inc.	TX
Loews Fort Worth Cinemas, Inc.	TX
Loews Houston Cinemas, Inc.	TX
Loews Lincoln Plaza Cinemas, Inc.	TX
Loews Cineplex Entertainment Gift Card Corporation	VA
Loews Pentagon City Cinemas, Inc.	VA

H-4